Exhibit 5.1

[LETTERHEAD OF AKIN GUMP STRAUSS HAUER & FELD LLP]

May 17, 2005

The Wet Seal, Inc.

26972 Burbank

Foothill Ranch, California 92610

Re: The Wet Seal, Inc., Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to The Wet Seal, Inc., a Delaware corporation (the “Company”), in connection with the registration, pursuant to a registration statement on Form S-3, as amended from time to time (the “Registration Statement”), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), of the offering and sale by the selling securityholders listed in the Registration Statement (the “Selling Securityholders”) of: (i) up to $56,000,000 in aggregate principal amount of the Company’s secured convertible notes due January 14, 2012 (collectively, the “Notes”) issued pursuant to the terms of that certain Indenture, dated as of January 14, 2005, by and between the Company and The Bank of New York, as Trustee (the “Indenture”), which are convertible into shares of the Company’s Class A common stock, par value $0.10 per share (“Class A Common Stock”) (collectively, the “Conversion Shares”), (ii) stock purchase warrants (collectively, the “Warrants”) to purchase shares of Class A Common Stock (collectively, the “Warrant Shares”) under the terms of the Series B, Series C and Series D Warrant Certificates (collectively, the “Warrant Agreements”), (iii) the Conversion Shares, (iv) the Warrant Shares, (v) the shares of Class A Common Stock issuable upon the conversion of the Company’s Series C Convertible Preferred Stock (collectively, the “Series C Preferred Stock Shares”), (vi) the shares of Class A Common Stock issuable upon the exercise of the Company’s Series E Warrants (collectively, the “Series E Warrant Shares”) and (vii) the shares of Class A Common Stock issued by the Company on May 3, 2005 upon exercise of the Company’s Series A Warrants and a portion of the Company’s Series B Warrants (collectively, the “Issued Shares”).

We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this opinion letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

The Wet Seal, Inc.

May 17, 2005

Based upon the foregoing and subject to the assumptions, exceptions, qualifications and limitations set forth hereinafter, we are of the opinion that:

1.	The Notes have been duly authorized by all necessary corporate action on the part of the Company and are valid and binding obligations of the Company entitled to the benefits of the Indenture.

2.	The Indenture is a valid and binding obligation of the Company.

3.	The Conversion Shares have been duly authorized and reserved for issuance and, when the Registration Statement has become effective under the Securities Act, and when the Conversion Shares are issued and delivered upon conversion of the Notes in accordance with the terms of the Notes and the Indenture, the Conversion Shares will be validly issued and fully paid and non-assessable.

4.	The Warrant Agreements have been duly authorized by all necessary corporate action on the part of the Company and are valid and binding obligations of the Company.

5.	The Warrants have been duly authorized by all necessary corporate action on the part of the Company and are valid and binding obligations of the Company entitled to the benefits of the respective Warrant Agreements.

6.	The Warrant Shares have been duly authorized and reserved for issuance and, when the Registration Statement has become effective under the Securities Act, and when the Warrant Shares are issued and paid for in accordance with the respective terms and conditions of the Warrant Agreements, the Warrant Shares will be validly issued and fully paid and non-assessable.

7.	When the Registration Statement has become effective under the Securities Act, and when the Series C Preferred Stock Shares are issued and delivered upon conversion of the Company’s Series C Convertible Preferred Stock in accordance with their terms, the Series C Preferred Stock Shares will be validly issued and fully paid and non-assessable.

8.	When the Registration Statement has become effective under the Securities Act, and when the Series E Warrant Shares are issued and paid for upon exercise of the Company’s Series E Warrants in accordance with their terms, the Series E Warrant Shares will be validly issued and fully paid and non-assessable.

9.	When the Registration Statement has become effective under the Securities Act, the Issued Shares will be validly issued and fully paid and non-assessable.

The Wet Seal, Inc.

May 17, 2005

The opinions and other matters in this opinion letter are qualified in their entirety and subject to the following:

A.	We express no opinion as to the laws of any jurisdiction other than any published constitutions, treaties, laws, rules or regulations or judicial or administrative decisions (“Laws”) of the State of New York and the General Corporation Law of the State of Delaware.

B.	The matters expressed in this opinion letter are subject to and qualified and limited by (i) applicable bankruptcy, insolvency, fraudulent transfer and conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally; (ii) general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity); (iii) commercial reasonableness and unconscionability and an implied covenant of good faith and fair dealing; (iv) the power of the courts to award damages in lieu of equitable remedies; and (v) securities Laws and public policy underlying such Laws with respect to rights to indemnification and contribution.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name in the prospectus forming a part of the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations promulgated thereunder. We also consent to your filing copies of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ AKIN GUMP STRAUSS HAUER & FELD LLP

AKIN GUMP STRAUSS HAUER & FELD LLP